UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

Jamestown Invest 1, LLC
(Exact name of issuer as specified in its charter)

Delaware	83-1529368
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

675 Ponce de Leon Ave NE, 7th Floor, Atlanta, GA	30308
(Address of principal executive offices)	(ZIP Code)

(404) 490-4950
(Issuer’s telephone number, including area code)

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
We make statements in this Annual Report on the Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.
The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the forgoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•our ability to effectively deploy the proceeds raised in the offering of our common shares as contemplated by our Offering Circular dated November 27, 2019, as amended and/or supplemented from time to time, which may be accessed here and may be updated from time to time by our future filings under Regulation A, such as the supplemented risk factors dated April 6, 2020 contained here;
•our ability to effectively deploy the proceeds raised in this offering;
•our ability to attract and retain investors to the investment portal on the Jamestown website;
•risks associated with breaches of our data security;
•changes in economic conditions generally and the real estate and securities markets specifically;
•limited ability to dispose of assets because of the relative illiquidity of real estate investments;
•intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;
•defaults on or non-renewal of leases by tenants;
•increased interest rates and operating costs;
•our failure to obtain necessary outside financing;
•decreased rental rates or increased vacancy rates;
•the risk associated with potential breach or expiration of a ground lease, if any;
•difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;
•our failure to successfully operate acquired real estate assets;
•exposure to liability relating to environmental, health and safety matters;
•changes in real estate and zoning laws and increases in real property tax rates;
•our ability to complete projects on the timeframes and budgeted costs we anticipate;
•our failure to maintain our status as a REIT;
•failure of acquisitions to yield anticipated results;
•risks associated with derivatives or hedging activity;
•our level of debt and the terms and limitations imposed on us by our debt agreements;
•the need to invest additional equity in connection with debt refinancings as a result of reduced asset values;
•our ability to retain our executive officers and other key personnel of our Manager and its affiliates;
•the ability of our sponsor and its affiliates to source and service our loans and other assets, and the quality and performance of these assets;
•our ability to retain and hire competent employees and appropriately staff our operations;

•legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and SEC guidance related to Regulation A or the JOBS Act);
•changes in business conditions and the market value of our assets and generally the increased risk of loss if our investments fail to perform as expected;
•our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;
•our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;
•our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, the Investment Company Act and other laws;
•changes to generally accepted accounting principles, or GAAP;
•disruptions in economic activity, a decline in commercial activity and decreased consumer activity arising out of the COVID-19 pandemic may adversely affect the financial condition and results of operations of the Company; and
•the outbreak of COVID-19 and the economic impact arising from the virus and the actions taken to mitigate its spread may impact the value of the Company’s assets, and there can be no assurance that the Net Asset Value will be accurate on any given date.
Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under Risk Factors, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business
The Company
Jamestown Invest 1, LLC, a Delaware limited liability company was formed on August 3, 2018, to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth.
The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (“the Code”), commencing with our taxable year ended December 31, 2019. As of December 31, 2019, our portfolio did not consist of any real estate assets. Subsequent to the end of the fiscal year on March 12, 2020, we acquired a 51% controlling interest in a joint venture owning a real estate property known as Southern Dairies. See Form 1-U - "Property Acquisition" and "Joint Venture Agreement" - March 12, 2020 for more information.
Jamestown Invest Manager, L.P., or our “Manager”, is a wholly-owned subsidiary of Jamestown, L.P. ("Jamestown"), our sponsor. Our Manager manages our day-to-day operations. A team of real estate professionals, acting through our Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement and will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Our sponsor is able to exercise significant control over our business, including through its ownership of our Manager.
The Company is offering a maximum of up to $50 million in shares of common shares on a “best efforts” basis. As of December 31, 2019, the Company is selling its shares of common shares directly to investors at a purchase price of $10.00 per share, which is the initial purchase price per share of common shares. As of December 31, 2019, the minimum investment in our common shares for initial purchases is $2,500 in shares, or 250 shares based on the initial per share price, for individuals and $50,000 in shares, or 5,000 shares based on the initial per share price, for entity investors. Prior to our offering statement being declared “qualified” by the SEC, we sold 550,100 of our common shares at the initial per share price of $10.00 per share, including approximately 86,550 common shares purchased by our sponsor, in a private placement . As of December 31, 2019, the Company has raised approximately $205,500 in capital (not including the $5,501,000 in private placement). As of the date of this Annual Report, the Company has raised a total of $2,130,500 in capital (not including the $5,501,000 in private placement).
Employees
As of December 31, 2019, no employees were employed by the Company.
Investment Strategy
Our investment strategy is to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia MSA as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents.
The properties that we acquire may be existing, income producing properties, newly constructed properties or properties under development or construction. We will focus on acquiring properties that we believe can produce a consistent cash distribution at stabilization and may present opportunities for capital appreciation over an expected five to seven year hold period, such as those with the potential for ground-up development, redevelopment or repositioning.
Our investment strategy seeks to capitalize on Jamestown’s 35-year track record as an active real estate investment manager to identify and take advantage of attractive opportunities. We also seek to benefit from Jamestown’s reputation and ability to transact at scale with speed and certainty, and its longstanding and extensive relationships in the real estate industry. We intend to benefit from Jamestown’s experience in Atlanta, including a history of projects ranging from hotel and office repositionings to iconic adaptive reuse developments, to source projects that create value for investors, tenants and the community. Jamestown has a track record of creating value by applying sustainable development and management practices, and has incubated local businesses and created access to affordable housing.
Our Manager will utilize the personnel and resources of our sponsor to select our investments and manage our day-to-day operations. Our sponsor’s corporate, investment and operating platforms are well established, which we believe will allow us to realize economies of scale and other benefits including the following:
•Track Record – Across Jamestown’s 31 realized real estate funds, the aggregate cash distributed from each fund exceeded the original aggregate capital contributed to each fund. This prior performance is not a guarantee of future results.
•Vertically-Integrated Operating Platform – The multidisciplined in-house team of over 150 professionals in acquisitions and capital markets, asset management, retail leasing, design, marketing, construction and project management, property management, legal and risk management, accounting and tax, sustainability, fundraising, and portfolio management collaborates from acquisition through disposition to maximize opportunities and minimize risks.
•Proactive Management — Jamestown believes that experienced, hands-on asset management provides for better quality of service. Through focused on-site operations, Jamestown remains in close contact with its tenants which allows for proactive identification and resolution of tenant concerns, resulting in greater tenant satisfaction.
•Distinguished Reputation — Jamestown’s cultivation of longstanding relationships and partnerships with key industry leaders, along with its reputation for moving quickly to execute transactions, generates a significant number of off-market investment opportunities, as evidenced by the direct sourcing of nearly half of Jamestown’s core and core-plus fund investments through non-competitive channels.
•Sources of Capital — Jamestown’s experience with previous funds has shown that there are often unexpected opportunities to increase project cash flow, but that additional capital, sometimes in significant amounts, is necessary. For subsequent value creation and other liquidity needs, the use of additional capital could make sense. Therefore, Jamestown may provide us with access to additional capital in the future. This additional capital could take the form of equity, debt, or a combination of the two, in one or more transactions. Jamestown may, but is not obligated to, provide equity capital in a total amount of up to $20,000,000 in one or more transactions with the price per common share equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Additionally, shares purchased by Jamestown or its affiliates will be for investment purposes only and not for resale. Loans provided to us by Jamestown would each have a term of zero to seven years, non-amortizing and bear interest equal to the then-current “prime rate,” as published in The Wall Street Journal.
Jamestown strategically focuses on markets that Jamestown believes show strong demographic and economic growth bolstered by the presence of emerging industries such as technology and new media. Each year, the acquisition professionals at Jamestown consider hundreds of investments, ultimately closing on less than 1%. Jamestown’s highly-disciplined, analytical approach to investing has contributed to its strong track record over the company’s 35-year history.
The Company intends to take advantage of its integrated platform on each acquisition by engaging all company departments in the evaluation of new opportunities. Early in the acquisitions phase, the Asset Management, Retail Leasing, Development & Construction, Sustainability and Creative & Marketing departments will be included in order to fully understand the characteristics of a potential acquisition, exploring site activations and opportunities for property improvements. Jamestown’s capital markets professionals evaluate the existing and proposed capital structure of each investment and work with the Fund Management team to recommend the appropriate capital structure for an investment, taking into account the business plan for each asset. The Capital Markets department maintains international lending relationships to provide access to favorable loan pricing and terms.
Jamestown actively manages its portfolio in-house. The Asset Management department maintains a robust team that stays highly involved with the real estate. Jamestown believes this hands-on management provides many benefits, such as cultivating close tenant relationships and providing tenants with access to expansion or relocation space in multiple markets. For retail assets, these relationships start with the Leasing department, which works to develop a unique sense of place by carefully curating the selection of retailers. Leasing is responsible for creating merchandising plans that maximize each asset’s retail positioning from both landlord and tenant perspectives.
In the effort to capture substantial quality and value in Jamestown’s retail assets through leasing, the Retail Leasing department conducts retail market analysis, advises on leasing economics, and commissions consumer research. The Creative & Marketing department approaches assets from a brand perspective by developing and implementing distinctive property positioning, designing and producing compelling collateral, activating properties through innovative event programming, reconfiguring community spaces, and collaborating with public entities including business improvement districts and neighborhood-focused partnerships. Jamestown believes the end result of this creative and collaborative process is a distinctive and compelling brand for each asset—one that is activated through exceptional programming, while also creating value for each individual property.
Finally, Jamestown manages development and construction in-house led by development professionals supported by a dedicated team of architects. Jamestown believes this vertical integration ensures that construction is cost-effective and consistent with the property aesthetic and brand. Jamestown believes that Jamestown’s ownership, constant collaboration among the Manager and its affiliate’s Asset Management, Leasing, Creative & Marketing, and Development & Construction departments drives value creation at the property.

Investment Objectives
Our investment objectives are to invest in assets that will enable us to:
•generate attractive risk-adjusted returns through a combination of cash distributions, NOI growth and capital appreciation over an expected five to seven year hold period;
•preserve, protect and return invested capital;
•provide an investment alternative for people seeking to allocate a portion of their long-term investment portfolios to commercial real estate; and
•create value for investors, tenants and community through socially responsible management practices.
We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s Investment Committee reviews our internal investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.
Competition
Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the investment portal on the Jamestown website, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Risk Factors
We face risks and uncertainties that could affect us and our business, as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated November 27, 2019, as amended and/or supplemented from time to time (the “Offering Circular”), which may be accessed here and may be updated from time to time by our future filings under Regulation A, such as the supplemented risk factors dated April 6, 2020 contained here. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as amended or supplemented from time to time, which may be accessed here and may be updated from time to time by our future filings under Regulation A, such as the supplemented risk factors dated April 6, 2020 contained here.
Overview
Jamestown Invest 1, LLC is a newly organized Delaware limited liability company formed to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. We are externally managed by our Manager, a wholly-owned subsidiary of our sponsor. Jamestown operates an online investment portal at www.jamestowninvest.com.
We have offered, are offering and will continue to offer up to $50.0 million in our common shares in our Offering. As of December 31, 2019, we had raised total gross offering proceeds of $5,706,500 (including $5,501,000 in a private placement prior to the offering statement being declared “qualified,” of which $865,500 was from our sponsor). As of the date of this Annual Report, the Company has raised a total of $7,631,500 in capital.
Our Investments
During the year ending December 31, 2019, we have not acquired any investments. See the section entitled Recent Developments below for a discussion on investments made subsequent to December 31, 2019.
Liquidity and Capital Resources
Proceeds from common shares sold in the Offering have been and will continue to be, primarily used for property acquisitions and capital expenditures.
We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. Our target leverage at stabilization is 60% at the fund level and may be up to 70% on an individual investment calculated as a percentage of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We seek to secure conservatively structured leverage that is long term and non-recourse to the extent obtainable on a cost-effective basis. Our Manager may from time to time modify our leverage policy in its discretion. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s Investment Committee.
The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities, including the economic conditions related to the outbreak of the COVID-19 virus. These economic conditions could result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development. During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, if we carry any leverage, our exposure to adverse general economic conditions is heightened.
All of the conditions described above could adversely impact our business performance and profitability, which could result in our failure to make distributions to our investors and could decrease the value of an investment in us. In addition, in an extreme deterioration of economic conditions, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our loan agreements, the lenders under the agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.

Distributions
During the year ending December 31, 2019, we have not made any distributions. Once we begin to make distributions, we expect that dividends declared by our Manager will be made on a quarterly basis, or less frequently as determined by our Manager. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow.
Redemption Plan
We have adopted a redemption plan whereby, on a quarterly basis, a shareholder may obtain liquidity as described in detail in our Offering Circular, which may be accessed here. Our Manager may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice for any reason, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason.
As of December 31, 2019, no common shares have been submitted for redemption through our redemption plan.
Sources of Operating Revenues and Cash Flows
Refer to our Consolidated Statements of Cash Flows in our consolidated financial statements.
We expect to primarily generate operating revenues and cash flows from the operations of our real estate investments. See Note 2, Summary of Significant Accounting Policies, Revenue Recognition, in our consolidated financial statements for further detail.
Cash Flows from Operating Assets
As of December 31, 2019, assets consisted of cash and interest receivable as no real estate assets had been purchased at that time. During the year ended December 31, 2019, net cash flow from operating activities was $11,572. We are expecting cash flows from operating activities to increase in future periods as a result of acquisitions of real estate, with the addition of the Southern Dairies acquisition on March 12, 2020 and as we acquire more real estate assets.
Cash Flows from Financing Activities
Net cash provided by financing activities was $5,701,500 for the year ended December 31, 2019, and consisted of proceeds from issuance of common shares in the amount of $5,706,500 offset by $5,000 for the return of member formation capital initially funded by our sponsor.
Results of Operations
Refer to our Consolidated Statements of Operations in our consolidated financial statements.
For the year ended December 31, 2019, we had a net loss in the amount of $29,624. This was due to general and administrative expenses, asset management and fund administration fees totaling $49,549 offset by interest income of $19,925. For the period August 3, 2018 (inception) to December 31, 2018, net income totaled $0.
Revenue
Interest Income - for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, we earned interest income of $19,925 and $0 from invested cash, respectively.
Expenses
General and administrative - for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, we incurred general and administrative expenses of $29,303 and $0, respectively.
Asset management fee - for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, we incurred asset management fees of $13,680 and $0, respectively.
Fund administrative fee - for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, we incurred asset management fees of $6,566 and $0, respectively.
We expect that revenue and expenses will increase in future periods with the addition of the Southern Dairies acquisition on March 12, 2020 and as we acquire more real estate assets.

Outlook and Recent Trends
At the time of preparing this report, the COVID-19 virus became a global pandemic and the subsequent public health crisis is having a significant economic impact. Given the evolving nature of this unprecedented crisis, it is too early and difficult to predict the impact to the Fund at this time; however, we do expect a negative impact in the short-term. Still, we believe we can execute our value-add strategy over our anticipated five to seven year term.
For more information regarding market conditions and outlook, please see “Investment Objectives and Strategy” in our Offering Circular.
Critical Accounting Policies
See Note 2, Summary of Significant Accounting Policies, Revenue Recognition, in our consolidated financial statements for further detail.
Off-Balance Sheet Arrangements
As of December 31, 2019 and December 31, 2018, we had no off-sheet balance sheet arrangements.
Related Party Arrangements
For further information regarding Related Party Arrangements, please see Item 5 - Interest of Management and Others in Certain Transactions below.
Recent Developments
On March 12 2020, the Company purchased a 51% controlling interest in JT Invest 1 Dairies, LLC (the “Dairies JV”) from Jamestown, L.P. (“Jamestown”), our sponsor. The Dairies JV owns a five-building office campus located in Atlanta, Georgia known as Southern Dairies for total consideration of $7,279,065. Southern Dairies has 80,000 rentable square feet and is approximately 89% leased to nine tenants. See Form 1-U - "Property Acquisition" and "Joint Venture Agreement" - March 12, 2020 and Consolidated Financial Statements - Note 5. Subsequent Events for more information.
Between January 1, 2020 and April 28, 2020, the Company sold 191,000 shares and 1,497 shares at a share price of $10.00 per share and $10.02 per share, respectively, totaling 192,497 shares and $1,925,000. Of the 192,497 shares sold, 113,450 shares totaling $1,134,500 were sold to our sponsor, a related party.
Item 3. Directors and Officers
Our Manager
Our Manager is a wholly-owned subsidiary of our sponsor. Our Manager manages our day-to-day operations. A team of real estate professionals, acting through our Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement and will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Our sponsor is able to exercise significant control over our business, including through its ownership of our Manager.
The Company operates under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager has established an investment committee that will make decisions with respect to all acquisitions and dispositions. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.
Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Directors and Executive Officers
We have provided below certain information about our directors and executive officers.

Name of Executive	Age	Position
Matt Bronfman	53	Director, Chief Executive Officer
Chris Kopecky	48	Director, Chief Financial Officer and Chief Accounting Officer
John Wilson	34	Director, Vice President

Matt Bronfman is a Principal and the Chief Executive Officer of our sponsor. When Mr. Bronfman joined Jamestown in 1998, he served as General Counsel working with the acquisitions and asset management departments. In 2002, Mr. Bronfman was named a Managing Director and Chief Operating Officer. He has led the acquisition and redevelopment of iconic projects from Chelsea Market in New York and Ponce City Market in Atlanta to the Innovation and Design Building in Boston and Ghirardelli Square in San Francisco. Prior to joining Jamestown, Mr. Bronfman began his law practice at what is now Holland & Knight in Atlanta, specializing in real estate development and acquisitions. He currently serves on the boards for AFIRE, the Atlanta BeltLine Partnership, the Jewish Federation of Greater Atlanta, and the Jewish Funders Network. Mr. Bronfman graduated Phi Beta Kappa and summa cum laude from Tufts University and attended law school at Northwestern University, graduating magna cum laude.
Chris Kopecky is the Chief Financial Officer of our sponsor. Mr. Kopecky is a CPA and began his career in public accounting, spending nine years with Arthur Andersen and three years with Ernst & Young. He was a Senior Manager in the business advisory practice, serving publicly traded and privately held clients in the real estate and financial services industries. In 2005, Mr. Kopecky became the Chief Accounting Officer at Edens, a leading owner, operator and developer of retail real estate in Columbia, South Carolina. At Edens, he oversaw all aspects of accounting, forecasting, tax, treasury and investor reporting. Mr. Kopecky graduated with a Bachelor of Business Administration in Accounting from the University of Oklahoma’s Price College of Business. He has also completed executive coursework at Harvard Business School and is a member of the Finance Committee of The Westminster Schools in Atlanta.
John Wilson is Senior Vice President of our sponsor and serves as the Company’s fund manager in addition to serving as asset manager for Ponce City Market. Previously he led value creation efforts for several of Jamestown’s New York properties including Chelsea Market until its sale to Google in March 2018. Mr. Wilson began his real estate career with Jones Lang LaSalle, and later worked at Goldman Sachs. He earned a Bachelor of Arts in Government from Dartmouth College and an MBA in Real Estate and Finance from The Wharton School University of Pennsylvania. He is a registered representative of North Capital Private Securities and has FINRA Series 7 and 63 registrations. Mr. Wilson serves on the boards of the Piedmont Park Conservancy and Trees Atlanta.
Compensation of Executive Officers
The Company does not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by us. Certain executive officers of our sponsor also serve as executive officers of the Company. Each of these individuals receives compensation for his or her services, including services performed for us, from our sponsor. As the Company’s executive officers, these individuals manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although the Company will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.
Compensation of our Manager
For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

Item 4. Security Ownership of Management and Certain Securityholders
The following table sets forth the beneficial ownership of our common shares as of December 31, 2019 for each person or group that holds more than 5% of our common shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at Jamestown, Ponce City Market, 675 Ponce de Leon Avenue NE, 7th Floor, Atlanta, GA 30308.

Name of Beneficial Owner (1)	Approximate Number of Shares Beneficially Owned	Approximate Percent of All Shares
Jamestown, L.P. (2)	86,550	15.17%
Joel Marcus (3)	30,000	5.26%
All directors and executive officers of our Manager as a group (6 persons)	29,700	5.20%
• Chris Kopecky, Chief Financial Officer and Chief Accounting Officer	10,000	1.75%
• John Wilson, Vice President	10,000	1.75%
• Shak Presswala, Vice President and Secretary	5,000	0.88%
• Noah Peeters, Vice President and Assistant Secretary	3,000	0.53%
• Amber Murray, Vice President	1,000	0.18%
• Lori Lathem, Vice President and Assistant Financial Officer	700	0.12%
(1) Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2) All voting and investment decisions with respect to our common shares that are held by Jamestown are controlled by the Shareholders Committee of Jamestown, which is made up of Christopher A. Kahl, Matt Bronfman and Michael Phillips. As of the date of this report, other than certain persons listed above (including family members), no other owner of Jamestown beneficially owns shares of capital stock in Jamestown’s general partner that entitle such owner to more than 5% of the voting power of Jamestown. All of the forgoing stockholders, directors and executive officers disclaim beneficial ownership of our common shares that are owned by Jamestown.
(3) Address is Marcus & Pollack LLP, Attn: Joel Marcus, 633 3rd Avenue, 9th Floor, New York, NY 10017
Item 5. Interest of Management and Others in Certain Transactions
For further details, please see Note 3. Related Party Arrangements in our consolidated financial statements.

Item 6. Other Information
Minimum Purchase Requirements
We began accepting investments through self-directed retirement accounts following the end of the fiscal year. Our minimum purchase requirements set forth in our Offering Circular are hereby supplemented to establish a minimum purchase requirement for such retirement accounts, as follows:
•If you are investing through a self-directed retirement account, you must purchase at least $5,000 in common shares in this offering at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering.
The minimum purchase requirements for individual and entity investors, as set forth in our Offering Circular, shall remain effective for investments other than self-directed retirement accounts and are included below for reference:
•If you are an individual, you must purchase at least $2,500 in common shares in this offering at the initial purchase and at any additional purchase of common shares in this offering.
•If you are an entity investor, you must purchase at least $50,000 in common shares in this offering at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering.

Item 7. Financial Statements

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
(A LIMITED LIABILITY CORPORATION)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Jamestown Invest 1, LLC and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jamestown Invest 1, LLC, a Delaware Limited Liability Company, and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of their operations and their cash flows for the year ended December 31, 2019 and the period August 3, 2018 (inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moore, Colson & Company, P.C.

We have served as the Company’s auditor since 2018.

Atlanta, Georgia
April 28, 2020

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$5,718,072	$5,000
Interest receivable	8,300	—
Total assets	$5,726,372	$5,000

Liabilities:
Accounts payable and accrued expenses	$29,250	$—
Due to related party	20,246	—
Total liabilities	49,496	—

Members' Equity:
Members' equity (570,650 and 50,000 common shares outstanding at December 31, 2019 and 2018, respectively, at $10.00 per share)	5,706,500	500,000
Members' commitments	—	(495,000)
Accumulated deficit	(29,624)	—
Total members' equity	5,676,876	5,000
Total liabilities and members' equity	$5,726,372	$5,000

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	For the Period August 3, 2018 (inception) to December 31, 2018
Revenues:
Interest income	$19,925	$—
Total income	19,925	—

Expenses:
General and administrative expenses	29,303	—
Asset management fee - related party	13,680	—
Fund administrative fee - related party	6,566	—
Total expenses	49,549	—

Net income (loss)	$(29,624)	$—

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

	Common Shares	Amount	Accumulated Deficit	Total Members' Equity
Balance at August 3, 2018	—	$—	$—	$—
Member formation capital contribution		5,000	—	5,000
Net income	—	—	—	—
Balance at December 31, 2018	—	5,000	—	5,000
Proceeds from issuance of common shares - Reg D	550,100	5,501,000	—	5,501,000
Proceeds from issuance of common shares - Reg A	20,550	205,500		205,500
Return of member formation capital	—	(5,000)		(5,000)
Net loss	—	—	(29,624)	(29,624)
Balance at December 31, 2019	570,650	$5,706,500	$(29,624)	$5,676,876

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	For the Period August 3, 2018 (inception) to December 31, 2018
Cash flows from operating activities:
Net income (loss)	$(29,624)	$—
Changes in assets and liabilities:
Interest receivable	(8,300)	—
Accounts payable and accrued expenses	29,250	—
Due to related parties	20,246	—
Net cash provided by operating activities	11,572	—
Cash flows from financing activities:
Proceeds from issuance of common shares	5,706,500	—
Member formation capital contribution	—	5,000
Return of member formation capital	(5,000)
Net cash provided by financing activities	5,701,500	5,000
Net increase in cash and cash equivalents	5,713,072	5,000
Cash and cash equivalents, beginning of year/period	5,000	—
Cash and cash equivalents, end of year/period	$5,718,072	$5,000

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

1.  Formation and Organization
Jamestown Invest 1, LLC (the “Company”) was formed on August 3, 2018, as a Delaware Limited Liability Company and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company was organized primarily to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth, including mixed or single use properties, incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia major metropolitan area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. The Company may make its investments through majority-owned subsidiaries, minority interests or joint venture interests. Substantially all of the Company’s business is managed by Jamestown Invest Manager, L.P. (the “Manager”), a Delaware Limited Liability Company. The Company owns Jamestown Invest 1 OP, L.P. (the “Operating Partnership”), through which it will acquire and hold the investments.
On October 24, 2019, the Company filed an offering statement on Form 1-A with the SEC with respect to an offering (the “Offering”) of up to $50,000,000 in common shares, for an initial price of $10.00 per share.
A maximum of $50,000,000 in the Company’s common shares may be sold to the public in this Offering. The Manager has the authority to issue an unlimited number of common shares. The Company has sold 550,100 common shares at the initial per share price of $10.00 per share in a private placement prior to the offering statement being declared “qualified” by the SEC. The Company was qualified on November 26, 2019. Between November 27, 2019 and December 31, 2019, the Company sold 20,550 common shares at a price of $10.00 per share. In the aggregate, JAMESTOWN, L.P. (the "Sponsor"), the owner of the Manager, purchased 86,550 common shares for an aggregate purchase price of $865,500.

2.Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (GAAP).
The consolidated financial statements of the Company include the accounts of the Operating Partnership and its real estate partnerships for which it has control over the major operating and financing policies. All significant intercompany accounts and transactions among the Company and its subsidiaries have been eliminated in consolidation.
Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on management’s best judgment. Actual results could materially differ from those estimates.

Cash and Cash Equivalents
The Company classifies short-term, highly liquid investments with original maturities of approximately 90 days or less and money market accounts as cash equivalents. The Company invests its cash primarily in deposits and money market funds with commercial banks. At times, cash balances may exceed federally insured amounts. Management believes it mitigates credit risk by depositing cash in and investing through major financial institutions.
Organization, Offering and Related Costs
Organization and offering costs of the Company are being paid by the Manager. These organization and offering costs include all expenses in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company will not be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company.
Share Redemptions
The Company intends to adopt a redemption plan, whereby on a quarterly basis, shareholders may request that the Company redeem not less than 25% of their shares. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held.
For the first eighty-nine (89) days following the settlement of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less the aggregate sum of distributions paid and declared but unpaid with respect to such shares, rounded down to the nearest cent.
Beginning on the ninetieth (90th) day following the settlement of the common shares subject to the redemption request (the “Post- Introductory Period”), the per share redemption price will be calculated based on a declining discount to the net asset value (the “NAV”) per share in effect at the time the redemption request is made without any reduction for distributions paid or declared and rounded down to the nearest cent.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of NAV per share) Before Deduction of any Participation Allocation and Third-Party Costs (1)
Less than 90 days (Introductory Period)	100%(2) (3)
90 days until 3 years	97%
3 years to 4 years	98%
4 years to 5 years	99%
More than 5 years	100%

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01 and proceeds received by investors from any redemption will be further reduced by the Participation Allocation payable to the Manager in connection with such redemption (Note 3).
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
Because the NAV per share will be calculated at the end of each quarter, beginning March 31, 2020, the redemption price for shares held at least ninety (90) days may change between the date the redemption request is received and the date on which redemption proceeds are paid. As a result, the redemption price that a shareholder will receive may be different from the redemption price on the day the redemption request is made.

In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice, including to protect the operations and the non-redeemed shareholders, to prevent an undue burden on liquidity, to preserve the status as a REIT, following any material decrease in the NAV, or for any other reason. However, in the event that the Manager amends, suspends or terminates the redemption plan, an offering circular supplement and/or Form 1-U, as appropriate will be filed, to disclose such amendment. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve the status as a REIT.
Income Taxes
The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and operating as such. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax on income that it distributes to its shareholders, provided that it distributes 100% of its REIT taxable income. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
Revenue Recognition
Interest income is recognized on an accrual basis and recorded in the period in which it is earned.
The majority of the Company’s revenue will be earned through the lease of rental space at its underlying properties. These revenues will be accounted for as leases under Accounting Standards Codification Topic 840, Leases (ASC 840). Other revenues, as a whole, are expected to be immaterial to total revenues and will be accounted for as revenues from contracts with customers in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).
The Company's primary source of revenue will be income arising from lease or license agreements which may include base rent, percentage rent, or reimbursements from tenants for real estate taxes, insurance, and other operating expenses. Base rent will be recognized when due in accordance with the terms of the respective agreements. The Company will recognize the reimbursement of expenses from tenants as the related expenses are incurred. Percentage rents will be recognized once the thresholds are achieved and the amounts become determinable. In addition, termination fees arising from contractual agreements with tenants will be considered lease modifications. The Company will recognize the income upon execution of the agreement. Lease revenues will be accounted for in accordance with ASC 840.
Expenses are recognized when incurred.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (ASU 2016-02),which is expected to result in lessees recognizing most leased assets on the balance sheet. Lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASU 2014-09. ASU 2016-02 currently will be effective for fiscal years beginning after December 15, 2020. It is anticipated that ASU 2016-02 will be subsequently amended and will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted and a number of practical expedients may also be elected. Management is currently evaluating the impact ASU 2016-02 will have on the Company's consolidated financial statements.

3. Related Party Arrangements
Jamestown Investment Manager, L.P.
Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.
Effective October 23, 2019, the Company will pay the Manager a quarterly asset management fee equal to 1.25% per annum, based on net offering proceeds until March 31, 2020, after which it will be based on NAV at the end of the prior quarter. For the year ended December 31, 2019, the Company paid an asset management fee of $13,680 based on the net offering proceeds of $5,706,500 received for the period October 23, 2019 to December 31, 2019.
Effective October 23, 2019, the Company will pay the Manager a quarterly fund administration fee equal to 0.60% per annum, based on net offering proceeds until March 31, 2020, after which it will be based on NAV at the end of the prior quarter, in part to reimburse the Manager for certain costs. For the year ended December 31, 2019, the Company paid a fund administration fee of $6,566 based on the net offering proceeds of $5,706,500 received for period October 23, 2019 to December 31, 2019.
The Company will reimburse the Manager and any third party for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires or originates the investment.
The Manager may retain one or more of its affiliates to perform services for the Company’s real estate investments, including property management, leasing, construction management, sustainability consulting, creative and marketing services, architecture, legal and tax services.
The Company will also pay the Manager a disposition fee from the disposition of any investment. The fee is calculated as 1% of the contract sale price of the asset, and is deducted at the time such payment from the disposition of the asset is received. Fees may be waived at the Manager’s sole discretion.
Jamestown Invest 1 OP, L.P.
The Manager, as a Special Limited Partner, will hold a performance participation interest in the Operating Partnership that entitles it to receive a performance participation allocation from the Operating Partnership (the “Participation Allocation”), payable in full upon a Liquidity Event (as defined below) or, to the extent allocable to redeemed shares, at the time of redemption.  The Participation Allocation will be equal to 20% of (i) the NAV (without reduction for any accrued Participation Allocation) as of the applicable date, increased by (ii) the aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership, if any, less (iii) the aggregate initial purchase price for all interests in the Operating Partnership.  If the NAV as of the applicable date, increased by capital distributions and dividends paid or accrued, is less than $10.00 per share, no Participation Allocation will be paid.  The redemption price for any redeeming investor for any redemption of shares will be our NAV as of the redemption date (including any accrued Participation Allocation).  “Liquidity Event” shall mean the occurrence of a liquidity event, including but not limited to a liquidation of the Company upon the sale of all of the properties, a public listing, or a merger with a public or non-public company.

4. Economic Dependency
Under various agreements, the Company has engaged or will engage Jamestown, L.P. and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, property management services, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Jamestown, L.P. and its affiliates.

5. Subsequent Events
Between January 1, 2020 and April 28, 2020, the Company sold 191,000 shares and 1,497 shares at a share price of $10.00 per share and $10.02 per share, respectively, totaling 192,497 shares and $1,925,000. Of the 192,497 shares sold, 113,450 shares totaling $1,134,500 were sold to the Sponsor, a related party.
On March 12, 2020, the Operating Partnership acquired a 51% controlling interest in JT Invest 1 Dairies, LLC, (the "Dairies JV") a historic five-building, 80,000 square foot boutique creative office campus in Atlanta, Georgia. The Company acquired its interest from the Sponsor for a purchase price of $7,279,065. The Sponsor remains a partner in the Dairies JV retaining the remaining 49% minority interest.
Recently, a pandemic of a novel strain of coronavirus (COVID-19) emerged globally. Although it is not possible to reliably estimate the length or severity of this pandemic and hence its financial impact, the Company could be materially and possibly adversely affected by the risks, or the public perception of the risks, related to the recent pandemic of COVID-19. In addition, there have been calls from federal, state and local authorities regarding shelter in place orders which could negatively impact the Company’s business. The Company holds an asset in Georgia, which, as of the date of this report, is subject to state and/or local governmental orders to shelter in place and similar restrictions, which limits the use of the Company's asset. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic.

PART III - Item 8. Exhibits
Index to Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation (Incorporated by reference to Exhibit 2.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

2.2*	Certificate of Amendment (Incorporated by reference to Exhibit 2.2 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

2.3*	Amended and Restated Operating Agreement (Incorporated by reference to Exhibit 2.3 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

4.1**	Form of Subscription Agreement (Filed herein as Exhibit 4.1)

6.1*	Sub-Advisory Agreement (Incorporated by reference to Exhibit 6.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

6.2*
Membership Interest Purchase Agreement between Jamestown, L.P. and Jamestown Invest 1, OP, L.P. (Incorporated by reference to Exhibit 6.1 to the Company's Offering Statement on Form 1-U, filed on March 16, 2020)

6.3*
Amended and Restated Limited Liability Company Agreement of JT Invest 1 Dairies, LLC between Jamestown Invest 1 OP, L.P. and Jamestown, L.P. (Incorporated by reference to Exhibit 6.2 to the Company's Offering Statement on Form 1-U, filed on March 16, 2020)

8.1*	Escrow Agreement between Jamestown Invest 1, LLC and North Capital (Incorporated by reference to Exhibit 8.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

11.1*	Consent of King & Spalding LLP (Incorporated by reference to Exhibit 12.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

11.2**	Consent of Moore, Colson & Company, P.C. (Filed herein as Exhibit 11.2)

14.1**	Confirmation of Date of Assumption of Transfer Agent Services between Jamestown Invest 1, LLC and Computershare Trust Company, N.A. (Filed herein as Exhibit 14.1)

15.1*	Amended and Restated Operating Partnership Agreement (Incorporated by reference to Exhibit 15.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.2*	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.3*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.4*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.5*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.6*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.6 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.7*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.7 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.8*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.8 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.9*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.9 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

*Previously filed
**Included herein

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Jamestown Invest 1, LLC
By:	/s/ Matt Bronfman
Name:	Matt Bronfman
Title:	Chief Executive Officer

Date:	April 29, 2020

Safe Harbor Statement
This Current Report on Form 1-K contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, and descriptions of goals and objectives. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words, which generally are not historical in nature. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Some of the factors that may affect outcomes and results include, but are not limited to: (I) national, international, regional and local economic and political climates, (II) changes in global financial markets and interest rates, (III) increased or unanticipated competition for our properties, (IV) risks associated with acquisitions, dispositions and development of properties, (V) maintenance of real estate investment trust status, tax structuring, and changes in income tax laws and rates, (VI) availability of financing and capital, the levels of debt that the Company maintain and its credit rating, (VII) risks of pandemics, including escalations of outbreaks and mitigation measures imposed in response thereto, (VIII) environmental uncertainties, including risks of natural disasters, and (IX) those additional factors described under the section entitled “Risk Factors” in the Company’s offering circular, dated November 27, 2019 and filed by us with the Securities and Exchange Commission (the “Commission”) on November 27, 2019 (the “Offering Circular”), as such factors may be updated from time to time in the Company’s subsequent filings with the Commission, which are accessible on the Commission’s website at www.sec.gov. In addition, past performance is not indicative of future results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the Commission. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.